EXHIBIT 4.45
Charles Burdick Esq
c/o Telewest Communications plc
Genesis Business Park
Albert Drive
Woking
Surrey GU21 5RW

Amendment to Service Agreement

I refer to your Service Agreement dated 7 August 1997 with Telewest Communications Group Limited (the Company) (the Agreement) and confirm that the Board of the Company has approved the following amendments to the Agreement to take effect as of 1 September 1998.

The Telewest Long Term Incentive Plan (the LTIP)

1.1 The Company Confirms that it provisionally agreed to make you the awards of shares under the LTIP set out in Schedule 1 but was prevented from granting the awards by a closed period. When the closed period has ended the Company shall enter such arrangements and exercise its discretions under the LTIP to make you an award which will put you in the position you would have been in had the two awards been made in the normal course.

1.2 If an award under paragraph 1.1 above cannot be made or if the Agreement is terminated otherwise than pursuant to clause 14.1 before the Company has made an award under paragraph 1.1, it shall pay you a sum calculated under the provisions of Schedule 2.

The Telewest Equity Participation Plan (the EPP)

2.1 The Company confirms that it provisionally agreed to make you an award under the EPP on 20 March 1998 of a bonus option of 13116 shares and a matching allocation of 13116 shares. The market value of these shares on 20 March 1998 was (pound)0.955. However, the award could not be granted at that time as it fell in a closed period. Therefore, the Company shall enter such arrangements and exercise its discretions under the EPP to procure that such an award is made at expiry of the closed period.

2.2 If an award under paragraph 2.1 above cannot be made or if the Agreement is terminated otherwise than pursuant to clause 14.1 before the Company has made an award under paragraph 2.1, the Company shall pay you compensation on terms which reflect the benefit you would have enjoyed had the award been made. This sum shall be calculated according the following formula:

A = B x C x D / 36

Where:

A        is the amount of compensation;

B is the number of shares which you would have been awarded on 20 March 1998, had it not been a closed period;

C is the number of months from 20 March 1998 (award date) to the date of termination of the Agreement; and

D is the market value of one of the shares on the date of termination of the Agreement.


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


Annual Bonus

3. Clause 4.3 of the Agreement shall be amended to entitle you, for the calendar year 1998, to a bonus of up to 25% of your base salary, payable within 4 months of the end of each calendar year, upon the Company achieving target performance, increasing pro rata to a maximum of 50% of your base salary if the Company exceeds target performance by the parameters approved by the board of the Company.

Stay Bonus

4. Provided that the Agreement has not been terminated and you are still employed by the Company by the time payment under this paragraph is due, the Company shall pay you an additional bonus, the stay bonus, up to (pound)50,000 (subject to achievement of the targets referred to below) at the same time that all other directors' bonuses for the calendar year 1998 are paid in March 1999. If the Company terminates the Agreement otherwise than pursuant to clause 4.1. of the Agreement on or after 1 January 1999 but before payment under this paragraph is made, the Company will pay you a bonus determined pursuant to this paragraph. This payment will not rank for participation in the EPP and will not be regarded as base pay for your pension or any other purpose. (pound)25,000 of the payment shall be regarded as attributable to your work in successfully arranging bank re-financing in the early part of 1998 and in respect of the achievement of the General Cable merger planning leading to an announcement. The remaining (pound)25,000 is subject both to satisfactory performance and to the achievement of the following specific objectives:

o negotiation for the exercise of pre-emption rights to acquire Cable London and Birmingham Cable;

o        the rights offer to shareholders and any related debt financing; and

o        the merger with General Cable.

If any or all of' these objectives are not met, the Company may still award you up to a (pound)25,000 bonus if it considers that the objective(s) was not met due to matters beyond your control.

Change of Control and Material Diminution in Responsibilities

5.1 A Change of Control shall occur if at any time more than 50% of the voting rights of Telewest Communications plc for the time being should become controlled by any third party but, for the purposes of this paragraph neither AT&T nor Liberty Media shall be considered a third party, (Change of Control). For the avoidance of doubt, and for the sake of clarification, a Change of Control will not occur if shareholders of the Company enter into voting arrangements, or sell shares, between themselves. On a Change of Control the Agreement shall be terminable, subject always to the terms and conditions set out in paragraph 5.2, by written notice in the 6 months following the date of Change of Control. If such notice is given to you by the Company the notice period shall be 24 months and, if such notice is given to the Company by you the notice period shall be 6 months. Thereafter, the Agreement shall be terminable upon 12 months' notice by either party.

5.2 If:

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o    you give notice to the Company to terminate the Agreement under paragraph
     5.1 above between three and six months after the date of a Change of Control and it can be demonstrated that, in the period between Change of Control and the date you give notice, there has been a material diminution in your responsibilities compared with those you held immediately prior to the Change of Control; or

o in the six months following a Change of Control the Company terminates the Agreement otherwise than pursuant to clause 14.1 of the Agreement;

then, in either case, the Company will pay to you within 7 days after the termination of the Agreement a single lump sum equal. to the aggregate of:

(i)      twice your basic annual salary at the date of termination; and

(ii)     the aggregate of:

          o the annual premium payable by the Company to provide the medical expenses insurance in clause 7.1(a) of the Agreement;

          o the annual value to you of the company car provided to you under clause 8.1 of the Agreement calculated by the Company in accordance with the Automobile Association's tables current at the date of termination; and

          o the annual value of other benefits to which you are entitled at the date of termination as set out on the last form P11D returned to the Inland Revenue in respect of your employment.

Termination

6. If the Agreement is terminated by you on a Change of Control (in circumstances where there has been a diminution in your responsibilities as described in paragraph 5.2) or by the Company after a Change of Control on or before 3 1 December 1998:

6.1 the Company will pay you within 7 days after the termination the amounts payable, if not already paid, under paragraph 4 above ((pound)50,000), subject to the targets referred to being satisfied, so far as possible, in the period to the termination of the Agreement;

6.2 the Company will pay you a pro rata bonus from the commencement of the then current bonus year up to the date of termination [to be calculated by reference to the average bonus received by the other executive directors in that year] and to be paid on the date when other executive directors receive their bonuses in respect of that year.

Liquidated damages

7. Clause 1.3 of the Agreement shall be replaced by the following clause:

1.3 The Company shall satisfy its obligations to give a period of notice under Clause 1.2 by terminating the employment of the Executive no later than seven days after the date it gives notice and paying to the Executive salary and a sum equal to the value to him of (a) any outstanding guaranteed bonus and (b) the other benefits to which he is entitled pursuant to Clauses 4, 5, 7 and 8 or otherwise in lieu of notice.

Expenses

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8. A new clause 10.1(d) shall be included in the Agreement as follows:

(d) one business class return air fare per year between the United Kingdom and the United States of America for the Executive, his spouse and children below the age of 18 years.

Taxation

9. All payments made by the Company under the Agreement as amended by this letter shall be made less tax and other deductions required by law.

Acceptance

Please signify your approval and acceptance of these amendments by signing both of the enclosed copies of this letter, retain one and return the other to me.

Yours sincerely

/s/ Telewest Communications plc

For and on behalf of the Company

I agree to the terms set out above.

/s/ Charles Burdick                         14-10-98

CHARLES BURDICK                             Date












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

                                   SCHEDULE 1

                      The Telewest Long Term Incentive Plan

------------------------------------ -------------------------------- --------------------------------------------
Date of Award                        Number of Shares                        Proportion of Relevant Shares
------------------------------------ -------------------------------- --------------------------------------------
November 1997                        264910                                             Y/36ths
------------------------------------ -------------------------------- --------------------------------------------
March 1998                           244565                                             Z/36ths
------------------------------------ -------------------------------- --------------------------------------------
















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                                   SCHEDULE 2

Definitions

Allocation means a promise to transfer shares in the Company in accordance with the rules of the Plan;

Company means Telewest Communications plc (for the purposes of this Schedule);

Executive means Charles Burdick;

Notice of Exercise means a notice substantially in the form set out in Appendix 2 to this Schedule.

Participant means a person who has been given an Allocation under the Plan;

Payments means the cash payments or Shares representing a value equal to such cash payments, set out in paragraphs 1 and 2 below or either of them;

Performance Period means:

(a) in respect of the Payment payable under paragraph 1 below, 1 January 1997 to 31 December 1999;

(b) in respect of the Payment payable under paragraph 2 below, 1 January 1998 to 31 December 2000;

Plan means the Telewest Long Term Incentive Plan;

Remuneration Committee means the Remuneration Committee of the Company.

Shares means Shares in the Company

1. Within 10 working days of the service of a Notice of Exercise by the Executive (which may not be served before 31 December 1999 or after 31 January
2000) the Company shall pay the Executive a cash sum or, at the election of the Remuneration Committee, transfer Shares equal in value to such cash sum, subject to paragraphs 3 to 8 below, calculated in accordance with. the following formula:

         A x B x Y = 36
                 -
                 36

Where:

         A is the number of allocated Shares under the Plan;

         B is the Company's middle market share price (per Share) either:

         o at the close of business on the date immediately preceding the date on which a Notice of Exercise is served or, where appropriate, an event within paragraph 4 below occurs; or

         o at the close of business on the tenth working day preceding the date of payment to the personal representatives under paragraph 7 below.



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         C is the product of A x B x Y in cash or Shares, the value of which at
                                     -
                                     36

         the close of business on the date of valuation referred to in this paragraph is equal to such cash sum. In the event that the cash sum cannot be represented by a whole number of Shares, the number of Shares shall be rounded up to the next whole number.

         Y is the whole number of calendar months between 1 January 1997 and the date of termination of the Service Agreement dated 7 August 1997, made between the Executive and Telewest Communications Group Limited.

2. Within 10 working days of the service of a Notice of Exercise by the Executive (which may not be served before 31 December 2000 or after 31 January
2001) the Company shall pay the Executive a cash sum or, at the election of the Remuneration Committee, transfer Shares equal in value to such cash sum, subject to paragraphs 3 to 8 below, calculated in accordance with the following formula:

         D x E x Z = F
                 -
                 36

         Where:

         D is the number of allocated Shares under the Plan;

         E is the Company's middle market share price (per Share) either:

         o at the close of business immediately preceding the date on which a Notice of Exercise is served, or where appropriate, the occurrence of an event within paragraph 4 below occurs;

         o at the close of business on the tenth working day preceding the date of payment to the personal representatives under paragraph 7 below.

         F is the product of D x E x Z in cash or Shares, the value of which at
                                     -
                                    36

         the close of business on the date of valuation referred to in this paragraph is equal to such cash sum. In the event that the cash sum cannot be represented by a whole number of Shares, the number of Shares shall be rounded up to the next whole number.

         Z is the whole number of calendar months between 1 January 1998 and the date of termination of the Service Agreement dated 7 August 1997, made between the Executive and Telewest Communications Group Limited.

3. Except where paragraph 4 below applies, such percentage of the Payments set out in paragraphs 1 and 2 above shall be paid as the conditions in Appendix 1 to this Schedule provide (Relevant Payments).

4. If any person obtains control of the Company (within the meaning of section 840 of the Income and Corporation Taxes Act 1988) as a result of making a general offer to acquire shares in the Company or having obtained such control makes such an offer, or if any person becomes bound or entitled to acquire shares in the Company under sections 428 to 430F of the Companies Act 1985, or if under section 425 of the Companies Act 1985 the Court sanctions a compromise or arrangement proposed for the purposes of or in connection with a scheme for the reconstruction of the Company or its amalgamation with any other company or companies, or if the Company passes a resolution for voluntary winding up, or if


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

an order is made for the compulsory winding up of the Company the Payments shall be made in full to the Executive within 10 working days thereof (subject always to paragraph 8 below).

5. For the purposes of paragraph 4 above, a person shall be deemed to have obtained control of the Company if he and others acting in concert with him have together obtained control of it.

6. In the event of any increase or variation of the share capital of the Company (whenever effected), the Remuneration Committee may adjust the Payments as it considers appropriate but in a manner consistent with any adjustment made to the entitlements of at least a majority of the Participants in the Plan. As soon as reasonably practicable after making any such adjustment the Company shall give notice in writing to the Executive at his last known address.

7. If the Executive dies after the end of the relevant Performance Period but before either or both of the Payments are paid, the outstanding Relevant Payments shall be paid to the Executive's personal representatives as soon as practicable following the death of the Executive. If the Executive dies before the end of either of the Performance Periods, the Relevant Payments shall not be made before the end of the respective Performance Periods.

8.1 Where the Payment is a cash sum, the Company shall withhold or make necessary deductions from the Payment in respect of any tax or social security contribution it is required to deduct from any such. payment:

8.2 Where the Payment is a transfer of Shares and the Company is obliged to account for any tax and/or any social security contributions recoverable from the Executive (together, the Tax Liability) for which the Executive is liable by virtue of being entitled to the transfer of Shares, the Company shall not be obliged to transfer the Shares, unless either it has received on or prior to the transfer of the Shares payment from the Executive of an amount not less than the Tax Liability, or the Executive has entered into arrangements reasonably acceptable to the Company to secure that such a payment is made.

9. In the event of any dispute or disagreement as to the interpretation of this Schedule, or as to any question or right arising from or related to this Schedule, the decision of the Remuneration Committee shall be final and binding provided that it is accepted that any entitlement pursuant to this Schedule shall be generally no less favourable (other than in relation to the proportion of Relevant Shares applicable) than that of the majority of the Participants in the Plan.

10. Any alterations made pursuant to Rule 7 of the Plan shall also be made to the terms of this Schedule, where relevant.


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

                                   APPENDIX 1

                            The Schedule to the Plan

PART A

1.       For the purposes of this Appendix:

(a)      TSR means total shareholder return, calculated by Datastream after:

         (i) reinvesting dividends (plus associated tax credits) on a company's shares on the day on which the shares went ex-dividend on the London Stock Exchange;

         (ii) making such adjustments to take account of any increase or variation of the share capital of a company as the Remuneration Committee considers relevant; and

         (iii) averaging the index of closing share prices and reinvested dividends for the period of three months preceding the Performance Period and averaging the index of closing share prices and reinvested dividends for the final. three months of the Performance Period.

(b) the FT-SE 100 Index means the Financial Times - Stock Exchange index of the market values of 100 leading UK equities;

(c) the Comparator Companies means the group of companies set out in Part B of this Appendix (or such other such group of companies as the Board may decide from time to time before a Payment is made, taking into account any factors considered by the Board to be relevant);

(d) the Relevant FT-SE 100 Companies means the companies which were the constituent companies for the purposes of the FT-SE 100 Index at the commencement of the Performance Period in question and, if it was not such a company, the Company;

(e) the Relevant Comparator Companies means the Company and the Comparator Companies which were listed on the London Stock Exchange at the commencement of the Performance Period in question;

(f) any reference to the Company's position is a reference to what would be its position in a table of the Relevant FT-SE 100 Companies or a table of the Relevant Comparator Companies arranged in descending order according to the TSR of each of them for the Performance Period;

(g) in the event that one of the Relevant FT-SE 100 Companies or one of the Relevant Comparator Companies is taken over, the TSR of that company shall be calculated up to the date of change of control (within the meaning of section 840 of the Income and Corporation Taxes Act 1988) of that company on the basis that:

         (i) if the takeover is on terms that an offer wholly or partly in cash is made to shareholders, that cash is assumed to have been reinvested in the FT-SE 100 Index for the balance of the Performance Period;

         (ii) if the takeover is on terms that it is compulsory for part or all of the offer to be satisfied in the form of shares, those shares are assumed to be held until the end of the Performance Period.


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

(h) in the event of a demerger of one of the Relevant FT-SE 100 Companies or one of the Relevant Comparator Companies into two or more companies quoted on a recognised stock exchange (within the meaning of that term as set out in section 841 of the Income and Corporation Taxes Act
         1988), the TSR of the relevant company will be calculated by aggregating the total shareholder return of the demerged company or companies and the company from which it or they demerged for the part of the Performance Period following the demerger become effective.

2. If one of the events specified in paragraph 4 of Schedule 4 of this Agreement occurs, for the purposes of the calculation of TSR the middle-market quotation of the Relevant FT-SE 100 Companies or the Relevant Comparator Companies on such date shall be taken as the final share price of such companies (and the final share price shall not be averaged) and the final share price of the Company shall be taken as the most valuable option offered to shareholders in the Company as at the date of such event.

3. The percentage of the Payment, when TSR is measured against the Relevant FT-SE 100 Companies, is as follows:

(a) 50% of the Payment if the Company is in the 25th (or a higher) position;

(b)      12 1/2% of the Payment if the Company is in the 50th position;

(c)      0% of the Payment if the Company is in the 51st (or a lower) position;

and pro rata for positions between those specified at (a) and (b) above.

4. The percentage of the Payment, when TSR is measured against the Relevant Comparator Companies, is as follows:

(a)      50% of the Payment if the Company has an upper quartile position;

(b) 12 1/2% of the Payment if the Company is at the median position (or if there is no median position, the position immediately above the median position);

(c)      0% of the Payment if the Company is below the median position;

and pro rata for positions between those specified at (a) and (b) above.

5. The Remuneration Committee may make such adjustments to the method of calculating TSR or any other feature of this Appendix as it considers appropriate to ensure that the condition in this Appendix achieves its original purpose.

PART B

List of Comparator Companies

British Telecommunications plc
Vodafone Group plc
Orange plc
General Cable plc
British Sky Broadcasting Group plc
Flextech plc
Eurotunnel plc
Comcast Corp


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

Nynex Corporation
International CabelTel Corp
Carlton Communications plc
Yorkshire Tyne Tees Television Holdings plc
HTV Group plc
Scottish Television plc
















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

                                   APPENDIX 2

                               NOTICE OF EXERCISE

                                                                    Mr C Burdick
                                                                       [Address]

The Directors
Telewest Communications plc Genesis Business Park
Albert Drive
Woking
Surrey GU21 5RW





Dear Sirs

LETTER DATED [        ] (THE LETTER)

Pursuant to paragraph [1] [2] and subject to any deduction pursuant to paragraph 8 of Schedule 2 to the Letter I hereby serve a Notice of Exercise with the effect that you shall make the Relevant Payments to me by cheque or by delivery of Shares, such cheque or Shares to be received by me not later than 10 working days of the date of this notice.

Yours faithfully





CHARLES BURDICK










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